Exhibit 99.1

Appendix A

2022 Leap Therapeutics, Inc. Equity Incentive Plan

LEAP THERAPEUTICS, INC.

2022 EQUITY INCENTIVE PLAN

TABLE OF CONTENTS

1.	Purpose	A-1
2.	Definitions	A-1
3.	Term of the Plan	A-4
4.	Stock Subject to the Plan	A-4
5.	Administration	A-5
6.	Authorization of Grants	A-5
7.	Specific Terms of Awards	A-6
8.	Adjustment Provisions	A-10
9.	Change of Control	A-13
10.	Settlement of Awards	A-13
11.	Reservation of Stock	A-15
12.	Limitation of Rights in Stock; No Special Service Rights	A-15
13.	Unfunded Status of Plan	A-16
14.	Nonexclusivity of the Plan	A-16
15.	No Guarantee of Tax Consequences	A-16
16.	Termination and Amendment of the Plan	A-16
17.	Notices and Other Communications	A-17
18.	Governing Law	A-17

A-i

LEAP THERAPEUTICS, INC.

2022 EQUITY INCENTIVE PLAN

1.    Purpose

This Plan is intended to provide incentives that will attract, retain and motive highly competent officers, directors, employees, consultants and advisors to promote the success of the Company’s business and align employees’ interests with stockholders’ interests. The Plan is intended to be an incentive stock option plan within the meaning of Section 422 of the Code, but not all Awards are required to be Incentive Options.

2.     Definitions

As used in this Plan, the following terms shall have the respective meanings set out below, unless the context clearly requires otherwise:

2.1.   “Accelerate” “Accelerated” and “Acceleration”, means: (a) when used with respect to an Option or Stock Appreciation Right, that as of the time of reference such Option or Stock Appreciation Right will become exercisable with respect to some or all of the shares of Stock for which it was not then otherwise exercisable by its terms; (b) when used with respect to Restricted Stock or Restricted Stock Units, that the Risk of Forfeiture otherwise applicable to such Restricted Stock or Restricted Stock Units shall expire with respect to some or all of such shares of Restricted Stock or such Restricted Stock Units then still otherwise subject to the Risk of Forfeiture; and (c) when used with respect to Performance Units, that the applicable Performance Goals or other business objectives shall be deemed to have been met as to some or all of such Performance Units.

2.2.   “Affiliate” means any corporation, partnership, limited liability company, business trust, or other entity controlling, controlled by or under common control with the Company.

2.3.   “Award” means any grant or sale pursuant to the Plan of Options, Stock Appreciation Rights, Performance Units, Restricted Stock, Restricted Stock Units or Stock Grants.

2.4.   “Award Agreement” means an agreement between the Company and the recipient of an Award, or other notice of grant of an Award, setting forth the terms and conditions of the Award.

2.5.   “Board” means the Company’s Board of Directors.

2.6.   “Change of Control” shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term. In the absence of any other Change of Control definition in the Award Agreement (or in any other agreement incorporated by reference into the Award Agreement), Change of Control means the occurrence of any of the following at any time after the Plan Effective Date:

(a)   a Transaction (as defined in Section 8.4), unless securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities immediately prior to that Transaction, or

(b)   any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time) that, directly or indirectly, acquires, including but not limited to by means of a merger or consolidation, beneficial ownership (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under the said Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities unless pursuant to a tender or exchange offer made directly to the Company’s stockholders that the Board recommends such stockholders accept, other than (i) the Company or any of its Affiliates, (ii) an employee benefit plan of the Company or any of its Affiliates, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or

(c)   over a period of thirty-six (36) consecutive months or less, there is a change in the composition of the Board such that a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals who either (i) have been Board members continuously since the beginning of that period, or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in the preceding clause (i) who were still in office at the time that election or nomination was approved by the Board.

2.7.   “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder.

2.8.   “Committee” means the Compensation Committee of the Board, which in general is responsible for the administration of the Plan as provided in Section 5 of this Plan. For any period during which no such committee is in existence “Committee” shall mean the Board and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board. Notwithstanding the foregoing, the term Committee, as used throughout this Plan, shall mean (1) any committee of the Board (other than the Compensation Committee of the Board) appointed by the Board to exercise the rights and powers of the Committee under this Plan with respect to any particular Award or Awards or any particular types of Awards or (2) any two or more members of the Board appointed by the Board to exercise the rights and powers of the Committee under this Plan with respect to any particular Award or Awards or any particular types of Awards.

2.9.   “Company” means Leap Therapeutics, Inc., a corporation organized under the laws of the State of Delaware.

2.10.   “Forfeiture,” “forfeit,” and derivations thereof, when used in respect of Restricted Stock purchased by or issued to a Participant, includes the Company’s repurchase of such Restricted Stock at less than its then Market Value as a means intended to effect a forfeiture of value.

2.11.   “Grant Date” means the date as of which an Option is granted, as determined under Section 7.1(a).

2.12.   “Incentive Option” means an Option that by its terms is to be treated as an “incentive stock option” within the meaning of Section 422 of the Code.

2.13   “Market Value” means the value of a share of Stock on a particular date determined by such methods or procedures as may be established by the Committee. Unless otherwise determined by the Committee, the Market Value of Stock as of any date is the closing price for the Stock as reported on the New York Stock Exchange (or on any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the first following date for which a closing price is reported.

2.14   “Nonstatutory Option” means any Option that is not an Incentive Option.

2.15   “Option” means an option to purchase shares of Stock.

2.16   “Optionee” means an eligible individual to whom an Option shall have been granted under the Plan.

2.17   “Participant” means any holder of an outstanding Award under the Plan.

2.18   “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria used to establish Performance Goals may include but are not limited to: (i) net earnings (either before or after one or more of (A) interest, (B) taxes, (C) depreciation and (D) amortization), (ii) gross or net sales or revenue, (iii) net income (either before or after taxes), (iv) adjusted net income, (v) operating earnings or profit, (vi) cash flow (including, but not limited to, operating cash flow and free cash flow, (vii) return on assets, (viii) return on capital, (ix) return on stockholders’ equity, (x) total stockholder return, (xi) return on sales, (xii) gross or net profit or operating margin, (xiii) costs, (xiv) expenses, (xv) working capital, (xvi) earnings per share, (xvii) adjusted earnings per share, (xviii) price per share, (xix) regulatory body approval for commercialization of a product, (xx) implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; (xxi) market share, (xxii) economic value, (xxiii) revenue, (xxiv) revenue growth, (xxv) operational and organizational metrics and (xxvi) environmental, social, governance, diversity, equity, inclusion, human capital management, training or talent development criteria.

2.19   “Performance Goals” means, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon one or more of the Performance Criteria. The Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, subsidiary, or an individual, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee. The Committee will objectively define the manner of calculating the Performance Goal or Goals it selects to use for such Performance Period for such Participant, including whether or to what extent there shall not be taken into account any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary, unusual, non-recurring or non-comparable items (A) as described in Accounting Standard Codification Section 225-20, (B) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, or (C) publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period.

2.20   “Performance Period means the one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of one or more Performance Goals or other business objectives will be measured for purposes of determining a Participant’s right to, and the payment of, an Award.

2.21   “Performance Unit means a right granted to a Participant under Section 7.5, to receive cash, Stock or other Awards, the payment of which is contingent on achieving Performance Goals or other business objectives established by the Committee.

2.22   “Plan” means this 2022 Equity Incentive Plan of the Company, as amended from time to time, and including any attachments or addenda hereto.

2.23   “Plan Effective Date” means the effective date of the Plan, which shall be the date this Plan is approved by the stockholders of the Company.

2.23   “Restricted Stock” means a grant or sale of shares of Stock to a Participant subject to a Risk of Forfeiture.

2.24   “Restricted Stock Units” means rights to receive shares of Stock at the close of a Restriction Period, subject to a Risk of Forfeiture.

2.25   “Restriction Period” means the period of time, established by the Committee in connection with an Award of Restricted Stock or Restricted Stock Units, during which the shares of Restricted Stock or Restricted Stock Units are subject to a Risk of Forfeiture described in the applicable Award Agreement.

2.26   “Risk of Forfeiture” means a limitation on the right of the Participant to retain Restricted Stock, Restricted Stock Units or any other Award, including a right of the Company to reacquire shares of Restricted Stock at less than their then Market Value, arising because of the occurrence or non-occurrence of specified events or conditions.

2.27   “Section 16 Insider” means an officer or director of the Company subject to the short-swing profit liabilities of Section 16 of the Securities Exchange Act of 1934, as amended.

2.28   “Stock” means common stock, par value $0.001 per share, of the Company, and such other securities as may be substituted for such common stock pursuant to Section 8.

2.29   “Stock Appreciation Right” means a right to receive any excess in the Market Value of shares of Stock (except as otherwise provided in Section 7.2(c)) over a specified exercise price.

2.30   “Stock Grant” means the grant of shares of Stock not subject to restrictions or other forfeiture conditions.

2.31   “Stockholders’ Agreement” means any agreement by and among the Company and holders of outstanding voting securities of the Company and setting forth, among other provisions, restrictions upon the transfer of shares of Stock or on the exercise of rights appurtenant thereto (including but not limited to voting rights).

2.32   “Ten Percent Owner” means a person who owns, or is deemed within the meaning of Section 422(b)(6) of the Code to own, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code). Whether a person is a Ten Percent Owner shall be determined with respect to an Option based on the facts existing immediately prior to the Grant Date of the Option.

3.     Term of the Plan

Unless the Plan shall have been earlier terminated by the Board, Awards may be granted under this Plan at any time and from time to time during the period commencing on the Plan Effective Date and ending on the date immediately prior to the tenth anniversary of the Plan Effective Date. Awards granted pursuant to the Plan at any time during the term thereof shall not expire solely by reason of the expiration or termination of the Plan.

4.     Stock Subject to the Plan

4.1.   Plan Share Limitations.

(a)   Limitation.   Subject to the provisions set forth below in this Section 4.1(a), at no time shall the number of shares of Stock issued pursuant to or subject to outstanding Awards granted under the Plan exceed that number of shares of Stock that is equal to the sum of (i) 7,500,000 shares of Stock, plus (ii) that number of shares of Stock (not to exceed 11,010 shares of Stock in the aggregate) that, as of the Plan Effective Date, remain available for issuance or grant under the 2012 Plan pursuant to awards that may be granted under the 2012 Plan at any time after the Plan Effective Date, and plus (iii) that number of shares of Stock (not to exceed 1,370,210 shares of Stock in the aggregate) subject to stock options and/or other awards granted under the 2012 Plan that are outstanding on the Plan Effective Date and expire or terminate unexercised at any time after the Plan Effective Date. In no event shall the number of shares of Stock issued pursuant to or subject to outstanding Incentive Options exceed 8,881,220 shares of Stock.

(b)   Application.   For purposes of applying the foregoing limitation of Section 4.1(a), (i) if any Option or Stock Appreciation Right expires, terminates, or is cancelled for any reason without having been exercised in full, or if any other Award is forfeited, the shares of Stock not purchased by or issued to the holder or which are forfeited, as the case may be, shall again be available for Awards to be granted under the Plan, (ii) if any Option is exercised by delivering previously owned shares of Stock or withholding of a portion of shares of Stock otherwise issuable in payment of the exercise price therefor, only the net number of shares issued, that is, the number of shares of Stock for which the Option is exercised net of the number received or withheld by the Company in payment of the exercise price, shall be considered to have been issued pursuant to an Option granted under the Plan, (iii) if any Stock Appreciation Right is exercised, the number of shares available for issuance under the Plan shall be reduced by only the net number of shares of Stock actually issued upon such exercise and (iv) any shares of Stock either delivered to or withheld by the Company in satisfaction of tax withholding obligations of the Company or an Affiliate with respect to an Award shall again be available for Awards to be granted under the Plan. Shares of Stock issued pursuant to the Plan may be either authorized but unissued shares or shares held by the Company in its treasury.

4.2   Per Person Limitations.   The maximum number of shares of Stock that may be subject to all Awards or any combination thereof granted to any one Participant during any single calendar year shall be 1,875,000. The maximum value of Awards denominated in cash granted to any one person during any single calendar year shall be $5,000,000. Each of the foregoing limitations shall be doubled with respect to awards granted to an individual during the first calendar year in which he or she commences employment.

4.3   Director Grant Limitations.   The maximum grant date value of shares of Stock subject to Awards made to any non-employee member of the Board during any calendar year, taken together with any cash fees earned by such non-employee Board member for services rendered during the calendar year, shall not exceed $2,000,000 in total value, with the value of such Awards calculated based on the grant date fair value of such Awards for financial reporting purposes.

4.4   Adjustment of Limitations.   Each of the share limitations of this Section 4 shall be subject to adjustment pursuant to Section 8 of the Plan.

5.   Administration

The Plan shall be administered by the Committee; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan with respect to Participants, other than Section 16 Insiders whereby only a majority of non-employee Directors of the Board may exercise the powers and responsibilities of the Committee, and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder; and provided further, however, that the Committee may delegate to an executive officer or officers the authority to grant Awards hereunder to employees who are not officers, and to consultants, up to such maximum number and in accordance with the requirements of applicable law and of such guidelines as the Committee shall specify by resolution at any time or from time to time. To the extent required by applicable law, any such delegation may not include the authority to grant Restricted Stock, unless the delegate meets the requirements of applicable law. Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to each Award to be granted by the Company under the Plan including the officer, employee, consultant, advisor or director to receive the Award and the form of Award. In making such determinations, the Committee may take into account the nature of the services rendered by the respective officers, employees, consultants, advisors and directors, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Award Agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations made in good faith on matters referred to in the Plan shall be final, binding and conclusive on all participants, beneficiaries, heirs, assigns or other persons having or claiming any interest under the Plan or an Award made pursuant hereto.

6.   Authorization of Grants

6.1.   Eligibility.   The Committee may grant from time to time and at any time prior to the termination of the Plan one or more Awards, either alone or in combination with any other Awards, to any officer or employee of or consultant or advisor to one or more of the Company and its Affiliates or to any non-employee member of the Board or of any board of directors (or similar governing authority) of any Affiliate. However, only employees of the Company, and of any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code, shall be eligible for the grant of an Incentive Option.

6.2.   General Terms of Awards.   Each grant of an Award shall be subject to all applicable terms and conditions of the Plan (including but not limited to any specific terms and conditions applicable to that type of Award set out in the following Section), and such other terms and conditions, not inconsistent with the terms of the Plan, as the Committee may prescribe. No prospective Participant shall have any rights with respect to an Award, unless and until such Participant shall have complied with the applicable terms and conditions of such Award (including if applicable delivering a fully executed copy of any agreement evidencing an Award to the Company).

6.3.   Effect of Termination of Employment, Etc.   Unless the Committee shall provide otherwise with respect to any Award (including, but not limited to, in a Participant’s Award Agreement), if the Participant’s employment or other association with the Company and its Affiliates ends for any reason, including because of the Participant’s employer ceasing to be an Affiliate, (a) any outstanding Option or Stock Appreciation Right of the Participant shall cease to be exercisable in any respect not later than three months following that event and, for the period it remains exercisable following that event, shall be exercisable only to the extent exercisable at the date of that event (unless otherwise determined by the Committee in its sole discretion) , and (b) any other outstanding Award of the Participant to the extent that it is then still subject to Risk of Forfeiture shall be forfeited or otherwise subject to return to or repurchase by the Company on the terms specified in the applicable Award Agreement. Cessation of the performance of services in one capacity, for example, as an employee, shall not result in termination of an Award while the Participant continues to perform services in another capacity, for example as a director. Military or sick leave or other bona fide leave approved by the Company shall not be deemed a termination of employment or other association, provided that should such leave exceed three (3) months, then for purposes of determining the period within which an Incentive Option may be exercised as such under the federal tax laws, the Participant’s employment shall be deemed to cease on the first day immediately following the expiration of such three (3)-month period, unless the Participant is provided with the right to return to employment following such leave either by statute or by written contract. Except to the extent otherwise required by law or expressly authorized by the Committee or by the Company’s written policy on leaves of absence, no service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

6.4.   Non-Transferability of Awards.   Except as otherwise provided in this Section 6.4, Awards shall not be transferable, and no Award or interest therein may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. The provisions of the immediately preceding sentence shall not be applicable to Stock Grants. Additionally, Restricted Stock shall not be subject to transfer restrictions under this Section 6.4 once the Restricted Stock is no longer subject to a Risk of Forfeiture. All of a Participant’s rights in any Award may be exercised during the life of the Participant only by the Participant or the Participant’s legal representative. However, the Committee may, at or after the grant of an Award (other than an Incentive Option) provide that such Award may be transferred by the recipient to a family member; provided, however, that any such transfer is without payment of any consideration whatsoever and that no transfer shall be valid unless first approved by the Committee, acting in its sole discretion. For this purpose, “family member” means any child, stepchild, grandchild, parent, grandparent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee’s household (other than a tenant or employee), a trust in which the foregoing persons have more than fifty (50) percent of the beneficial interests, a foundation in which the foregoing persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty (50) percent of the voting interests.

7.     Specific Terms of Awards

7.1.   Options.

(a)   Date of Grant.   The granting of an Option shall take place at the time specified in the Award Agreement.

(b)   Exercise Price.   The price at which shares of Stock may be acquired under an Option shall be not less than 100% of the Market Value of Stock on the Grant Date, or not less than 110% of the Market Value of Stock on the Grant Date for an Incentive Option if the Optionee is a Ten Percent Owner.

(c)   Option Period.   No Incentive Option may be exercised on or after the tenth anniversary of the Grant Date, or on or after the fifth anniversary of the Grant Date if the Optionee is a Ten Percent Owner. The Option period under each Nonstatutory Option shall not be so limited solely by reason of this Section.

(d)   Exercisability.   An Option may be immediately exercisable or become exercisable in such installments, cumulative or non-cumulative, as the Committee may determine. In the case of an Option not otherwise immediately exercisable in full, the Committee may Accelerate such Option in whole or in part at any time; provided, however, that in the case of an Incentive Option, any such Acceleration of the Option would not cause the Option to fail to comply with the provisions of Section 422 of the Code or the Optionee consents to the Acceleration.

(e)   Method of Exercise.   An Option may be exercised by the Optionee giving written notice, in the manner provided in Section 17, specifying the number of shares of Stock with respect to which the Option is then being exercised. The notice shall be accompanied by payment in the form of cash or check payable to the order of the Company in an amount equal to the exercise price of the shares of Stock to be purchased or, subject in each instance to the Committee’s approval, acting in its sole discretion, and to such conditions, if any, as the Committee may deem necessary to avoid adverse accounting effects to the Company,

(i) by delivery to the Company of shares of Stock having a Market Value equal to the exercise price of the shares of Stock to be purchased, or

(ii) by the Company withholding from the shares of Stock otherwise being purchased upon exercise of the Option, shares of Stock having an aggregate Market Value equal to the aggregate exercise price of the shares to be purchased.

Payment of any exercise price may also be made through and under the terms and conditions of any formal cashless exercise program authorized by the Company entailing the sale of the Stock subject to an Option in a brokered transaction (other than to the Company).

Receipt by the Company of such written notice and payment in any authorized or combination of authorized means shall constitute the exercise of the Option. Within thirty (30) days thereafter but subject to the remaining provisions of the Plan, the Company shall deliver or cause to be delivered to the Optionee or his agent a certificate or certificates or shall cause the Stock to be held in book-entry position through the direct registration system of the Company’s transfer agent for the number of shares then being purchased. Such shares of Stock shall be fully paid and nonassessable.

(f)   Limit on Incentive Option Characterization.   An Incentive Option shall be considered to be an Incentive Option only to the extent that the number of shares of Stock for which the Option first becomes exercisable in a calendar year do not have an aggregate Market Value (as of the date of the grant of the Option) in excess of the “current limit”. The current limit for any Optionee for any calendar year shall be $100,000 minus the aggregate Market Value at the date of grant of the number of shares of Stock available for purchase for the first time in the same year under each other Incentive Option previously granted to the Optionee under the Plan, and under each other incentive stock option previously granted to the Optionee under any other incentive stock option plan of the Company and its Affiliates, after December 31, 1986. Any shares of Stock which would cause the foregoing limit to be violated shall be deemed to have been granted under a separate Nonstatutory Option, otherwise identical in its terms to those of the Incentive Option.

(g)   Notification of Disposition.   Each person exercising any Incentive Option granted under the Plan shall be deemed to have covenanted with the Company to report to the Company any disposition of the shares of Stock issued upon such exercise prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code and, if and to the extent that the realization of income in such a disposition imposes upon the Company federal, state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, to remit to the Company an amount in cash sufficient to satisfy those requirements.

7.2.   Stock Appreciation Rights.

(a)   Tandem or Stand-Alone.   Stock Appreciation Rights may be granted in tandem with an Option (at or, in the case of a Nonstatutory Option, after the award of the Option), or alone and unrelated to an Option. Stock Appreciation Rights in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem Stock Appreciation Rights are exercised.

(b)   Exercise Price.   Stock Appreciation Rights shall have an exercise price of not less than one hundred percent (100%) of the Market Value of the Stock on the date of award, or in the case of Stock Appreciation Rights in tandem with Options, the exercise price of the related Option.

(c)   Other Terms.   Except as the Committee may deem inappropriate or inapplicable in the circumstances, Stock Appreciation Rights shall be subject to terms and conditions substantially similar to those applicable to a Nonstatutory Option. In addition, a Stock Appreciation Right related to an Option which can only be exercised during limited periods following a Change of Control may entitle the Participant to receive an amount based upon the highest price paid or offered for Stock in any transaction relating to the Change of Control or paid during the thirty (30) day period immediately preceding the occurrence of the Change of Control in any transaction reported in the stock market in which the Stock is normally traded.

7.3.   Restricted Stock.

(a)   Purchase Price.   Shares of Restricted Stock shall be issued under the Plan for such consideration, if any, in cash, other property or services, or any combination thereof, as is determined by the Committee.

(b)   Issuance of Stock.   Each Participant receiving a Restricted Stock Award, subject to subsection (c) below, shall be issued a stock certificate in respect of such shares of Restricted Stock or the shares shall be held in book-entry position through the direct registration system of the Company’s transfer agent. If a certificate is issued, such certificate shall be registered in the name of such Participant, and, if applicable, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award substantially in the following form:

The shares evidenced by this certificate are subject to the terms and conditions of LeapTherapeutics, Inc.’s 2022 Equity Incentive Plan and an Award Agreement entered into by the registered owner and Leap Therapeutics, Inc., copies of which will be furnished by the Company to the holder of the shares evidenced by this certificate upon written request and without charge.

If the Stock is in book-entry position through the direct registration system of the Company’s transfer agent, the restrictions will be appropriately noted.

(c)   Escrow of Shares.   The Committee may require that any stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Participant deliver a stock power, endorsed in blank, relating to the Stock covered by such Award.

(d)   Restrictions and Restriction Period.   During the Restriction Period applicable to shares of Restricted Stock, such shares shall be subject to limitations on transferability and a Risk of Forfeiture arising on the basis of such conditions related to the performance of services, Company or Affiliate performance or otherwise as the Committee may determine and provide for in the applicable Award Agreement. Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate.

(e)   Rights Pending Lapse of Risk of Forfeiture or Forfeiture of Award.   Except as otherwise provided in the Plan or the applicable Award Agreement, the Participant shall have all of the rights of a stockholder of the Company with respect to any outstanding shares of Restricted Stock, including the right to vote, and the right to receive any dividends with respect to, the shares of Restricted Stock (but any dividends or other distributions payable in shares of Stock or other securities of the Company shall constitute additional Restricted Stock, subject to the same Risk of Forfeiture as the shares of Restricted Stock in respect of which such shares of Stock or other securities are paid). The Committee, as determined at the time of Award, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional Restricted Stock to the extent shares of Stock are available under Section 4.

(f)   Lapse of Restrictions.   If and when the Restriction Period expires without a prior forfeiture, any certificates for such shares shall be delivered to the Participant promptly if not theretofore so delivered.

7.4.   Restricted Stock Units.

(a)   Character.   Each Restricted Stock Unit shall entitle the recipient to a share of Stock, cash (based on the value of a share of Stock), or a combination of the two, as determined by the Committee, at a close of such Restriction Period as the Committee may establish and subject to a Risk of Forfeiture arising on the basis of such conditions relating to the performance of services, Company or Affiliate performance or otherwise as the Committee may determine or as may be provided for in the applicable Award Agreement. Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate.

(b)   Timing of Payment.   Payment of earned Restricted Stock Units shall be made promptly following the close of the applicable Restriction Period, provided that payment of earned Restricted Stock Units may be deferred for a period specified by the Committee at the time such Restricted Stock Units are initially granted or (to the extent permitted by the Committee) for a period designated by each of the applicable Participants pursuant to a timely deferral election made in accordance with the requirements of Section 409A of the Code. At the discretion of the Committee, Participants may be entitled to receive payments equivalent to any dividends declared with respect to Stock referenced in grants of Restricted Stock Units but only following the close of the applicable Restriction Period and then only if the underlying Stock shall have been earned. Unless the Committee shall provide otherwise, any such dividend equivalents shall be paid, if at all, without interest or other earnings.

7.5.   Performance Units.

(a)   Character.   Each Performance Unit shall entitle the recipient to the value of a specified number of shares of Stock, over the initial value for such number of shares, if any, established by the Committee at the time of grant, at the close of a specified Performance Period to the extent specified business objectives, including but not limited to Performance Goals, shall have been achieved.

(b)   Earning of Performance Units.   The Committee shall set Performance Goals or other business objectives in its discretion which, depending on the extent to which they are met within the applicable Performance Period, will determine the number and value of Performance Units that will be paid out to the Participant. After the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive payout on the number and value of Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals or other business objectives have been achieved.

(c)   Form and Timing of Payment.   Payment of earned Performance Units shall be made in a single lump sum following the close of the applicable Performance Period, in cash or shares of Stock as the Committee may determine in its sole discretion or as may be specified in the applicable Award Agreement. At the discretion of the Committee, Participants may be entitled to receive (i) any dividends declared with respect to Stock which have been earned in connection with grants of Performance Units which have been earned, but not yet distributed to Participants, or (ii) shares of Stock having a value equivalent to the amount of any such dividends. The Committee may permit or, if it so provides at grant require, a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Stock that would otherwise be due to such Participant by virtue of the satisfaction of any requirements or goals with respect to Performance Units. If any such deferral election is required or permitted, the Committee shall establish rules and procedures for such payment deferrals.

7.6.   Stock Grants.   Stock Grants shall be awarded solely in recognition of significant prior or expected contributions to the success of the Company or its Affiliates, as an inducement to employment, in lieu of compensation otherwise already due or in such other limited circumstances as the Committee deems appropriate. Stock Grants shall be made without forfeiture conditions of any kind.

7.7   Awards to Participants Outside the United States.   The Committee may modify the terms of any Award under the Plan granted to a Participant who is, at the time of grant or during the term of the Award, resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that the Award shall conform to laws, regulations, procedures, and customs of the country in which the Participant is then resident or primarily employed. The Committee may establish supplements or sub-plans to, or amendments, restatements, or alternative versions of, the Plan for the purpose of granting and administrating any such modified Award. No such modification, supplement, sub-plan, amendment, restatement or alternative version may increase the share limit of Section 4.

7.8.   Clawbacks.   Subject to the requirements of applicable law, the Committee may provide in any Award Agreement that, if a Participant breaches any restrictive covenant agreement between the Participant and the Company or any Affiliate (which may be set forth in any Award Agreement) or otherwise engages in activities that constitute cause either while employed by, or providing service to, the Company or any Affiliate or within a specified period of time thereafter, all Awards held by the Participant shall terminate, and the Company may rescind any exercise of an Option or Stock Appreciation Right and the vesting of any other Award and delivery of shares upon such exercise or vesting (including pursuant to dividends and dividend equivalents), as applicable on such terms as the Committee shall determine, including the right to require that in the event of any such rescission (i) the Participant shall return to the Company the shares received upon the exercise of any Option or Stock Appreciation Right and/or the vesting and payment of any other Award (including pursuant to dividends and dividend equivalents) or (ii) if the Participant no longer owns the shares, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of any sale or other disposition of the shares (or, in the event the Participant transfers the shares by gift or otherwise without consideration, the Market Value of the shares on the date of the breach of the restrictive covenant agreement (including a Participant’s Award Agreement containing restrictive covenants) or activity constituting cause), net of the price originally paid by the Participant for the shares. Payment by the Participant shall be made in such manner and on such terms and conditions as may be required by the Committee. The Participant’s employer shall be entitled to set off against the amount of any such payment any amounts otherwise owed to the Participant by the employer. In addition, Participants shall also be subject to any clawback, recoupment or other similar policy adopted by the Board as in effect (and as modified) from time to time and Awards and any cash, shares of Stock or other property or amounts due, paid or issued to a Participant shall be subject to the terms of such policy, as in effect (and as modified) from time to time.

8.     Adjustment Provisions

8.1.   Adjustment for Corporate Actions.   If, at any time after the Plan Effective Date, the outstanding shares of Stock are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to shares of Stock, as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar distribution with respect to such shares of Stock, an appropriate and equitable adjustment will be made in (i) the maximum numbers and kinds of shares provided in Section 4, (ii) the numbers and kinds of shares or other securities subject to the then outstanding Awards, (iii) the exercise price for each share or other unit of any other securities subject to then outstanding Options and Stock Appreciation Rights (without change in the aggregate purchase price as to which such Options or Stock Appreciation Rights remain exercisable), and (iv) the repurchase price of each share of Restricted Stock then subject to a Risk of Forfeiture in the form of a Company repurchase right.

8.2.   Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.   In the event of any corporate action not specifically covered by the preceding Section 8.1, including but not limited to an extraordinary cash distribution on Stock, a corporate separation or other reorganization or liquidation, that occurs or becomes effective after the Plan Effective Date, the Committee may make such adjustment of outstanding Awards and their terms, if any, as it, in its sole discretion, may deem equitable and appropriate in the circumstances. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in this Section 8.2) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

8.3.   Related Matters.   Any adjustment in Awards made pursuant to Section 8.1 or 8.2 shall be determined and made, if at all, by the Committee, acting in its sole discretion, and shall include any correlative modification of terms, including of Option exercise prices, rates of vesting or exercisability, Risks of Forfeiture, applicable repurchase prices for Restricted Stock, and Performance Goals and other business objectives which the Committee may deem necessary or appropriate so as to ensure the rights of the Participants in their respective Awards are not substantially diminished nor enlarged as a result of the adjustment and corporate action other than as expressly contemplated in this Section 8. The Committee, in its discretion, may determine that no fraction of a share of Stock shall be purchasable or deliverable upon exercise, and in that event if any adjustment hereunder of the number of shares of Stock covered by an Award would cause such number to include a fraction of a share of Stock, such number of shares of Stock shall be adjusted to the nearest smaller whole number of shares. No adjustment of an Option exercise price per share pursuant to Sections 8.1 or 8.2 shall result in an exercise price which is less than the par value of the Stock.

8.4.   Transactions.

(a)   Definition of Transaction.   In this Section 8.4, “Transaction” means (1) any merger or consolidation of the Company with or into another entity as a result of which the Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (2) any sale or exchange of all or substantially all of the outstanding Stock of the Company for cash, securities or other property, (3) any sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions or (4) any liquidation or dissolution of the Company.

(b)   Treatment of Awards.   In a Transaction, the Committee may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards, subject to the provisions of Section 9 of this Plan.

(1)   Provide that any Awards shall be assumed, or substantially equivalent rights shall be provided in substitution therefor, by the acquiring or succeeding entity (or an affiliate thereof).

(2)   Upon written notice to the holders, provide that all or any of the holders’ unexercised outstanding Options and Stock Appreciation Rights (collectively, “Rights”) will terminate immediately prior to the consummation of such Transaction unless exercised within a specified period following the date of such notice.

(3)   Provide that all or any Awards that are subject to Risk of Forfeiture will terminate or be forfeited or cancelled immediately prior to the consummation of such Transaction. In the case of Restricted Stock, any such termination, forfeiture or cancellation can be accomplished by, among other things, a purchase or other acquisition by the Company of such Restricted Stock for no consideration.

(4)   Provide that all or any outstanding Rights shall Accelerate so as to become exercisable prior to or upon such Transaction with respect to some or all of the shares of Stock for which any such Rights would not then otherwise be exercisable by their terms.

(5)   Provide that all or any outstanding Awards that are subject to Risk of Forfeiture shall Accelerate so that the Risk of Forfeiture otherwise applicable to such Awards shall expire prior to or upon such Transaction with respect to part or all of any such Awards that would then still otherwise be subject to the Risk of Forfeiture.

(6)   Provide for cash payments, net of applicable tax withholdings, to be made to holders equal to the excess, if any, of (A) the acquisition price times the number of shares of Stock subject to an Option or Stock Appreciation Right (to the extent the exercise price does not exceed the acquisition price) over (B) the aggregate exercise price for all such shares of Stock subject to the Option, in exchange for the termination of such Option; provided, that if the acquisition price does not exceed the exercise price of any such Option, the Committee may cancel that Option without the payment of any consideration therefore prior to or upon the Transaction. For purposes of this paragraph 6 and paragraph 7 below, “acquisition price” means the amount of cash, and market value of any other consideration, received in payment for a share of Stock surrendered in a Transaction (or, in the case of a Transaction that is structured as or consists of a sale of assets or a liquidation or distribution of the Company, the portion of the proceeds received by the Company from such Transaction that would be available for distribution by the Company in respect of a share of Stock) but need not take into account any deferred consideration unless and until received.

(7)   Provide for cash payments, net of applicable tax withholdings, to be made to holder or holders of all or any Awards (other than Options and Stock Appreciation Rights) equal to the acquisition price times the number of shares of Stock subject to any such Awards, in exchange for the termination of any such Awards; provided, that the Committee may terminate, cancel or cause the forfeiture of, pursuant to paragraph 3 above in this Section 8.4(b), any such Award that is subject to a Risk of Forfeiture at the time of the consummation of such Transaction without the payment of any consideration therefor prior to or upon the Transaction.

(8)   Provide that, in connection with a liquidation or dissolution of the Company, all or any Awards (other than Restricted Stock or Stock Grants) shall convert into the right to receive liquidation proceeds net of the exercise price thereof and any applicable tax withholdings.

(9)   Any combination of the foregoing.

In the event that the Committee determines in its discretion to take the actions contemplated under paragraph (1) above of this Section 8.4(b) with respect to all or any Awards, the Committee shall ensure that, upon consummation of the Transaction, any such Awards are assumed and/or exchanged or replaced with another similar award issued by the acquiring or succeeding entity (or an affiliate thereof) and that, as a result of such assumption and/or exchange or replacement, the holder of such assumed Award and/or such exchanged or replaced similar award has the right, on terms (including vesting terms) no less favorable than the terms of such Award, to purchase or receive the value of, for each share of Stock subject to such Award immediately prior to the consummation of the Transaction, the consideration (whether cash, securities or other property) received as a result of the Transaction by holders of Stock for each share of Stock held immediately prior to the consummation of the Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration received as a result of the Transaction is not solely common stock (or its equivalent) of the acquiring or succeeding entity (or an affiliate thereof), the Committee may, with the consent of the acquiring or succeeding entity (or an affiliate thereof), provide for the consideration to be received with respect to such assumed Award and/or such exchanged or replaced similar award to consist of or be based solely on common stock (or its equivalent) of the acquiring or succeeding entity (or an affiliate thereof) equivalent in value to the per share consideration received by holders of outstanding shares of Stock as a result of the Transaction.

(c)   Treatment of Other Awards.   Upon the occurrence of a Transaction other than a liquidation or dissolution of the Company which is not part of another form of Transaction, then, subject to the provisions of Section 9 below, with respect to all outstanding Awards (other than Options and Share Appreciation Rights) that are not terminated prior to or upon such Transaction, the repurchase and other rights of the Company under each such Award shall inure to the benefit of the Company’s successor and shall, unless the Committee determines otherwise, apply to the cash, securities or other property which the Stock was converted into or exchanged for pursuant to such Transaction in the same manner and to the same extent as they applied to the Award.

(d)   Related Matters.   In taking any of the actions permitted under this Section 8.4, the Committee shall not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically. Any determinations required to carry out the foregoing provisions of this Section 8.4, including but not limited to the market value of other consideration received by holders of Stock in a Transaction and whether substantially equivalent Rights have been substituted, shall be made by the Committee acting in its sole discretion. In connection with any action or actions taken by the Committee in respect of Awards and in connection with a Transaction, the Committee may require such acknowledgements of satisfaction and releases from Participants as it may determine.

9.    Change of Control

Upon the occurrence of a Change of Control, to the extent that the surviving entity declines to continue, convert, assume or replace outstanding Awards in accordance with their respective terms (after giving effect to any and all adjustments, if any, to such Awards and the terms thereof implemented in accordance with any of Sections 8.1-8.4), then, notwithstanding anything express or implied to the contrary in Section 8.4 above:

(a)   any and all Options and Stock Appreciation Rights not already exercisable in full shall Accelerate with respect to 100% of the shares for which such Options or Stock Appreciation Rights are not then exercisable;

(b)   any Risk of Forfeiture applicable to Restricted Stock and Restricted Stock Units which is not based on achievement of Performance Goals or other business objectives shall lapse with respect to 100% of the Restricted Stock and Restricted Stock Units still subject to such Risk of Forfeiture immediately prior to the Change of Control; and

(c)   all outstanding Awards of Restricted Stock and Restricted Stock Units conditioned on the achievement of Performance Goals or other business objectives and the payouts attainable under outstanding Performance Units shall be deemed to have been satisfied as of the effective date of the Change of Control, except if and to the extent otherwise determined by the Committee in its sole discretion at any time prior to, or upon, such Change of Control.

All such Awards of Performance Units and Restricted Stock Units shall be paid to the extent earned to Participants in accordance with their terms within five (5) business days following the effective date of the Change of Control. None of the foregoing provisions of this Section 9 shall apply, however, (i) in the case of any Award pursuant to an Award Agreement or other agreement requiring other or additional terms upon a Change of Control (or similar event), or (ii) if specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges.

10.   Settlement of Awards

10.1.   In General.   Options and Restricted Stock shall be settled in accordance with their terms. All other Awards may be settled in cash, Stock, or other Awards, or a combination thereof, as determined by the Committee at or after grant and subject to any contrary Award Agreement. The Committee may not require settlement of any Award in Stock pursuant to the immediately preceding sentence to the extent issuance of such Stock would be prohibited or unreasonably delayed by reason of any other provision of the Plan.

10.2.   Violation of Law.   Notwithstanding any other provision of the Plan or the relevant Award Agreement, if, at any time, in the reasonable opinion of the Company, the issuance of shares of Stock covered by an Award may constitute a violation of law, then the Company may delay such issuance until (i) approval shall have been obtained from such governmental agencies, other than the Securities and Exchange Commission, as may be required under any applicable law, rule, or regulation and (ii) in the case where such issuance would constitute a violation of a law administered by or a regulation of the Securities and Exchange Commission, one of the following conditions shall have been satisfied:

(a)   the shares of Stock are at the time of the issue of such shares effectively registered under the Securities Act of 1933, as amended; or

(b)   the Company shall have determined, on such basis as it deems appropriate (including an opinion of counsel in form and substance satisfactory to the Company) that the sale, transfer, assignment, pledge, encumbrance or other disposition of such shares does not require registration under the Securities Act of 1933, as amended, or any applicable State securities laws.

Furthermore, the inability of the Company to obtain or maintain, or the impracticability of it obtaining or maintaining, authority from any governmental agency having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance of any Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue such Stock as to which such requisite authority shall not have been obtained, and shall constitute circumstances in which the Committee may determine to amend or cancel Awards pertaining to such Stock, with or without consideration to the affected Participants.

10.3.   Corporate Restrictions on Rights in Stock.   Any Stock to be issued pursuant to Awards granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the charter, certificate or articles, and by-laws, of the Company. Whenever Stock is to be issued pursuant to an Award, if the Committee so directs at or after grant, the Company shall be under no obligation to issue such shares until such time, if ever, as the recipient of the Award (and any person who exercises any Option, in whole or in part), shall have become a party to and bound by any and all Stockholders’ Agreements, if any.

10.4.   Investment Representations.   The Company shall be under no obligation to issue any shares of Stock covered by any Award unless the shares to be issued pursuant to Awards granted under the Plan have been effectively registered under the Securities Act of 1933, as amended, or the Participant shall have made such written representations to the Company (upon which the Company believes it may reasonably rely) as the Company may deem necessary or appropriate for purposes of confirming that the issuance of such shares will be exempt from the registration requirements of that Act and any applicable state securities laws and otherwise in compliance with all applicable laws, rules and regulations of any jurisdiction in which Participants may reside or primarily work, including but not limited to that the Participant is acquiring the shares for his or her own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution of any such shares.

10.5.   Registration.   If the Company shall deem it necessary or desirable to register under the Securities Act of 1933, as amended, or other applicable statutes any shares of Stock issued or to be issued pursuant to Awards granted under the Plan, or to qualify any such shares of Stock for exemption from the Securities Act of 1933, as amended or other applicable statutes, then the Company shall take such action at its own expense. The Company may require from each recipient of an Award, or each holder of shares of Stock acquired pursuant to the Plan, such information in writing for use in any registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for that purpose and may require reasonable indemnity to the Company and its officers and directors from that holder against all losses, claims, damage and liabilities arising from use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made. In addition, the Company may require of any such person that he or she agree that, without the prior written consent of the Company or the managing underwriter in any public offering of shares of Stock, he or she will not, at any time during the 180 day period commencing on the effective date of the registration statement relating to the underwritten public offering of securities (or during such shorter or longer period of time as the Committee shall determine in its sole discretion, which period of time shall commence from and after such effective date of such registration statement), (a) sell, make any short sale of, loan, grant any option, right or warrant for the purchase of, pledge or otherwise encumber, otherwise transfer or dispose of, directly or indirectly, any shares of Stock (or offer to do any of the foregoing), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Stock, whether any such transaction described in the foregoing clause (a) or clause (b) is to be settled by delivery of Stock or other securities, in cash or otherwise. Without limiting the generality of the foregoing provisions of this Section 10.5, if in connection with any underwritten public offering of securities of the Company the managing underwriter of such offering requires that the Company’s directors and officers enter into a lock-up agreement (including, without limitation, a lock-up agreement containing provisions that are more restrictive than the provisions set forth above in this Section 10.5), then (a) each holder of shares of Stock acquired pursuant to the Plan (regardless of whether such person has complied or complies with the provisions of clause (b) below) shall be bound by, and shall be deemed to have agreed to, the same lock-up terms as those to which the Company’s directors and officers are required to adhere; and (b) at the request of the Company or such managing underwriter, each such person shall execute and deliver a lock-up agreement in form and substance equivalent to that which is required to be executed by the Company’s directors and officers.

10.6.   Placement of Legends; Stop Orders; etc.   Each share of Stock to be issued pursuant to Awards granted under the Plan may bear a reference to the investment representations made in accordance with Section 10.4 in addition to any other applicable restrictions under the Plan, and the terms of the Award and under the Stockholders’ Agreement and, if applicable, to the fact that no registration statement has been filed with the Securities and Exchange Commission in respect to such shares of Stock. All shares of Stock or other securities issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions, or, if the Stock will be held in book-entry position through the direct registration system of the Company’s transfer agent, the restrictions will be appropriately noted.

10.7.   Tax Withholding.   Whenever shares of Stock are issued or to be issued pursuant to Awards granted under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy federal, state, local, foreign or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) prior to the issuance of such shares of Stock. The obligations of the Company under the Plan (including, without limitation, the obligation to issue any shares, deliver any certificate or certificates therefor or reflect the ownership of such shares in book-entry form) shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to a Participant or to utilize any other withholding method prescribed by the Committee from time to time. However, in such cases Participants may elect, subject to the approval of the Committee, acting in its sole discretion, to satisfy an applicable withholding requirement, in whole or in part, by having the Company withhold shares of Stock to satisfy their tax obligations. All elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee deems appropriate. If shares of Stock are withheld to satisfy an applicable withholding requirement, the shares of Stock withheld shall have a Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction unless the Committee determines otherwise.

10.8.   Company Charter and By-Laws; Other Company Policies.   This Plan and all Awards granted hereunder are subject to the charter and By-Laws of the Company, as they may be amended from time to time, and all other Company policies duly adopted by the Board, the Committee or any other committee of the Board and as in effect from time to time regarding the acquisition, ownership or sale of Stock by officers, employees, directors, consultants, advisors and other service providers, including, without limitation, policies intended to limit the potential for insider trading and to avoid or recover compensation payable or paid on the basis of inaccurate financial results or statements, employee conduct, and other similar events.

11.   Reservation of Stock

The Company shall at all times during the term of the Plan and any outstanding Awards granted hereunder reserve or otherwise keep available such number of shares of Stock as will be sufficient to satisfy the requirements of the Plan (if then in effect) and the Awards.

12.   Limitation of Rights in Stock; No Special Service Rights

A Participant shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the shares of Stock subject to an Award, unless and until a certificate shall have been issued therefor and delivered to the Participant or his agent, or the Stock shall be issued through the direct registration system of the Company’s transfer agent. Any Stock to be issued pursuant to Awards granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the certificate or articles of incorporation and the by-laws of the Company. Nothing contained in the Plan or in any Award Agreement shall confer upon any recipient of an Award any right with respect to the continuation of his or her employment or other association with the Company (or any Affiliate), or interfere in any way with the right of the Company (or any Affiliate), subject to the terms of any separate employment or consulting agreement or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment or consulting agreement or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s employment or other association with the Company and its Affiliates.

13.   Unfunded Status of Plan

The Plan is intended to constitute an “unfunded” plan for incentive compensation, and the Plan is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments with respect to Awards hereunder, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

14.   Nonexclusivity of the Plan

Neither the adoption of the Plan by the Board nor any action taken in connection with the adoption or operation of the Plan shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of stock options and restricted stock other than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

15.   No Guarantee of Tax Consequences

It is intended that all Awards shall be granted and maintained on a basis which ensures they are exempt from, or otherwise compliant with, the requirements of Section 409A of the Code pertaining to non-qualified plans of deferred compensation, and the Plan shall be governed, interpreted and enforced consistent with such intent. However, neither the Company nor any Affiliate, nor any director, officer, agent, representative or employee of either, guarantees to the Participant or any other person any particular tax consequences as a result of the grant of, exercise of rights under, or payment in respect of an Award, including but not limited to that an Option granted as an Incentive Option has or will qualify as an “incentive stock option” within the meaning of Section 422 of the Code or that the provisions and penalties of Section 409A of the Code will or will not apply and no person shall have any liability to a Participant or any other party if a payment under an Award that is intended to benefit from favorable tax treatment or avoid adverse tax treatment fails to realize such intention or for any action taken by the Board or the Committee with respect to the Award.

16.   Termination and Amendment of the Plan

16.1.   Termination or Amendment of the Plan.   Subject to the limitations contained in Section 16.3 below, including specifically the requirement of stockholder approval, if applicable, the Board may at any time suspend or terminate the Plan or make such modifications of the Plan as it shall deem advisable. Unless the Board otherwise expressly provides, no amendment of the Plan shall affect the terms of any Award outstanding on the date of such amendment.

16.2.   Termination or Amendment of Outstanding Awards; Assumptions.   Subject to the limitations contained in Section 16.3 below, including specifically the requirement of stockholder approval, if applicable, the Committee may at any time:

(a)   amend the terms of any Award theretofore granted, prospectively or retroactively, provided that the Award as amended is consistent with the terms of the Plan;

(b)   within the limitations of the Plan, modify, extend or assume outstanding Awards or accept the cancellation of outstanding Awards or of outstanding stock options or other equity-based compensation awards granted by another issuer in return for the grant of new Awards for the same or a different number of shares of Stock and on the same or different terms and conditions (including but not limited to the exercise price of any Option); and

(c)   offer to buy out for a payment in cash or cash equivalents an Award previously granted or authorize the recipient of an Award to elect to cash out an Award previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

16.3.   Limitations on Amendments, Etc.

(a)   Without the approval of the Company’s stockholders, no amendment or modification of the Plan by the Board may (i) increase the number of shares of Stock which may be issued under the Plan, (ii) change the description of the persons eligible for Awards, or (iii) effect any other change for which stockholder approval is required by law or the rules of any relevant stock exchange.

(b)   No action by the Board or the Committee pursuant to this Section 16 shall impair the rights of the recipient of any Award outstanding on the date of such amendment or modification of such Award, as the case may be, without the Participant’s consent; provided, however, that no such consent shall be required (A) in the case of any amendment or termination of any outstanding Award that is permitted by any provision of this Plan that is set forth in Section 16.4 below, Section 8, Section 9 or in any other section of this Plan that is not Section this Section 16 or (B) if the Board or Committee, as the case may be, (i) determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation, including without limitation the provisions of Section 409A of the Code, or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, (ii) determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration is not reasonably likely to significantly diminish the benefits provided under the Award, or that any such diminution has been adequately compensated, or (iii) reasonably determines on or after the date of Change of Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation, including without limitation the provisions of Section 409A of the Code.

16.4   Option or Stock Appreciation Rights Repricing.   The Committee shall have the discretionary authority, exercisable on such terms and conditions that it deems appropriate under the circumstances and without stockholder approval, to (i) implement cancellation/regrant programs pursuant to which outstanding Options or Stock Appreciation Rights under the Plan are cancelled and new Options or Stock Appreciation Rights are granted in replacement with a lower exercise price per share, (ii) cancel outstanding Options or Stock Appreciation Rights under the Plan with exercise prices per share in excess of the then current Market Value per share of Stock for consideration payable in cash or in equity securities of the Company or (iii) reduce the exercise or base price in effect for outstanding Options or Stock Appreciation Rights under the Plan.

17.   Notices and Other Communications

Any communication or notice required or permitted to be given under the Plan shall be in such form as the Committee may determine from time to time. If a notice, demand, request or other communication is required or permitted to be given in writing, then any such notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or by electronic mail, or by telecopier with a confirmation copy by regular, certified or overnight mail, addressed, emailed or telecopied, as the case may be, (i) if to the recipient of an Award, at his or her residence address, email address or telecopier number, as the the case may be, last filed with the Company and (ii) if to the Company, at its principal place of business, addressed to the attention of its Treasurer, or to such other address, email address or telecopier number, as the case may be, as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; and (iii) in the case of facsimile transmission, when confirmed by facsimile machine report.

18.   Governing Law

The Plan and all Award Agreements and actions taken hereunder and thereunder shall be governed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.